Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2017, relating to the financial statements and financial statement schedule of Altra Industrial Motion Corp. and its subsidiaries and the effectiveness of Altra Industrial Motion Corp. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 26, 2017